CONVERSION SERVICES INTERNATIONAL, INC.
10% CONVERTIBLE UNSECURED NOTE
DUE ON DECEMBER 27, 2008

$20,000	July 28, 2008

THIS NOTE IS ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 (THE "ACT") AND QUALIFICATION PROVISIONS OF APPLICABLE STATE SECURITIES LAWS. NEITHER IT NOR THE SHARES OF COMMON STOCK INTO WHICH IT CAN BE CONVERTED CAN BE SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE ACT AND QUALIFIED UNDER APPLICABLE STATE LAW OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO MAKER, AN EXEMPTION THEREFROM IS AVAILABLE.

FOR VALUE RECEIVED, the undersigned, Conversion Services International, Inc., a Delaware corporation with an address at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, ("Maker"), promises to pay to Hare & Co., with an address at c/o TAG Virgin Islands, Inc., The Tunick Building, 1336 Beltjen Road, Suite 202, St. Thomas, VI 00802, as agent ("Payee"), on December 27, 2008, or sooner as otherwise provided herein (the "Maturity Date"), the principal amount of Twenty Thousand ($20,000) Dollars in lawful money of the United States of America (the "Principal”). This Note bears interest (the "Interest"), payable on the earlier of the Maturity Date or the date on which this Note is converted into Maker's common stock as provided herein, at the annual rate of ten percent (10%), except as otherwise provided herein, until the Principal and all accrued Interest thereon (collectively the “Obligations”) shall be paid in full. This Note is convertible into Maker's common stock, par value $0.001 per share (the "Common Stock"), as set forth below.

1. Interest; Repayment of Principal.

Interest on the Note will accrue from the most recent date to which Interest has been paid or, if no Interest has been paid, from the date of delivery of the Note. It will be computed on the basis of a 360-day year of twelve 30-day months. Maker shall repay to Payee the full Principal, Twenty Thousand ($20,000) Dollars, on the Maturity Date plus accrued but unpaid Interest.

2. Method of Payment.

Maker will pay Principal and Interest in money of the United States that at the time of payment is legal tender for the payment of public and private debts. All payments shall be sent to Payee at its address first set forth above or such other address as Payee shall notify Maker pursuant to the provisions of Paragraph 12 (g) below.

3. Conversion.

(a) Conversion of Note. Except as provided in Paragraph (c)(iii) of this Section 3 below, by or on the Maturity Date, the Obligations will either be: (1) repaid in full to the Payee, or (2) converted into Common Stock. The price for conversion (the “Conversion Price”), subject to adjustment as provided in Section 4 below, shall be $0.08 per share. Maker will not issue a fractional share of Common Stock upon conversion but will round any fractional share to the nearest share so that if the fraction is less than 0.5 no share shall be issued and if the fraction is 0.5 or higher Maker shall issue one full share. Maker shall pay Payee all accrued but unpaid Interest (the “Outstanding Interest”) as of the Conversion Date, as defined in Paragraph 3 (b) below, as provided in Paragraph 3(b) below. The date on which the Maker shall deliver the Common Stock and outstanding Interest is herein referred to as the “Conversion Date.” After the Conversion Date, this Note shall be void and Payee shall have the sole right to receive the Common Stock and outstanding Interest.

(b) Taxes on Shares Issued. The issue of stock certificates on conversion of this Note shall be made without charge to Payee for any tax in respect of such issue. Maker shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Common Stock in any name other than that of Payee, and Maker shall not be required to issue or deliver any certificates representing such Common Stock unless and until the person or persons requesting the issue thereof shall have paid to Maker the amount of such tax or shall have established to the satisfaction of Maker that such tax has been paid.

(c) Covenants of Maker Relating to Conversion. Maker covenants and agrees that, except as provided in Subparagraphs (i) and (iv) of this Paragraph 3(c), from and after the date hereof and until the date of repayment in full of the Obligations, or full conversion of the Obligations:

(i)  On the Conversion Date it shall have, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares to effect the conversion of the Obligations;

(ii) All Common Stock that may be issued upon conversion of the Obligations will upon issue be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof except as provided in Paragraph 3(c) above, and will not be subject to the preemptive rights of any stockholder of Maker;

(iii) If any Common Stock to be provided for the purpose of conversion of the Obligations require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, Maker will in good faith and as expeditiously as possible attempt to secure such registration or approval, as the case may be, and Maker's obligation to deliver shares of the Common Stock upon conversion of the Obligations shall be abated until such registration or approval is obtained; provided, however, that this Note and the Obligations shall remain outstanding unless paid in full until Maker delivers the Common Stock and the outstanding Interest to Payee and in no event shall this Note be converted until Maker effects such delivery; and

(iv) If on the Conversion Date, and thereafter so long as the Common Stock shall be listed on any securities exchange, market or other quotation system, Maker will, if permitted by the rules of such exchange, market or other quotation system, list and keep listed and for sale so long as the Common Stock shall be so listed on such exchange, market or other quotation system, upon official notice of issuance, all Common Stock issuable upon conversion of the Obligations.

4. Adjustment in Conversion Price.

(a) Adjustments for Change in Capital Stock. Except as provided in Paragraph 4(n) below, if Maker shall (i) declare a dividend on all its outstanding Common Stock in shares of its capital stock, (ii) subdivide all its outstanding Common Stock, (iii) combine all its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which Maker is the continuing corporation), then in each such case the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that if the Note is thereafter converted, Payee may receive the number and kind of shares that it would have owned immediately following such action if it had converted the Note immediately prior to such action. Such adjustment shall be made successively whenever such an event shall occur. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment Payee upon conversion of this Note may receive shares of two or more classes of capital stock of Maker, Maker's Board of Directors, in good faith, shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the conversion privilege and Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 4.

(b) Subscription Offerings. In case Maker shall issue to all of its existing stockholders or otherwise grant rights, options, or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion price per share, in the case of a security convertible into or exchangeable for Common Stock) less than the Current Market Price per share (as defined in Paragraph 4(d) below) on the record date for the determination of stockholders entitled to receive such rights or granting date, as the case may be, then in each such case the Conversion Price in effect immediately prior to such action (the “Existing Conversion Price”) shall be adjusted by multiplying the Existing Conversion Price in effect immediately prior to such record or granting date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Such adjustment shall become effective at the close of business on such record or granting date; provided, however, that, to the extent the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, the Conversion Price shall be readjusted after the expiration of such rights, options, or warrants (but only to the extent that this Note is not converted after such expiration), to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined by Maker's Board of Directors, in good faith. Shares of Common Stock owned by or held for the account of Maker or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

(c) Other Rights to Acquire Common Stock. In case Maker shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of Maker) or rights or warrants to subscribe for or purchase Common Stock (excluding those referred to in Paragraph 4(b) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share (as defined in Paragraph 4(d) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined in good faith by the Board of Directors of Maker) of the portion of the assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

(d) Current Market Price. For the purpose of any computation under Paragraphs 4(b) and (c) above, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily “Closing Price” for the thirty (30) consecutive trading days commencing forty five (45) trading days before such date. The "Closing Price" for each day shall mean the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or similar organization if NASDAQ is no longer reporting such information, or by the Pink Sheets, LLC or similar organization if the Common Stock is not then quoted on an inter-dealer quotation system. If on any such date the Common Stock is not quoted by any such organization, the fair value of the Common Stock on such date, as determined in good faith by Maker's Board of Directors, shall be used.

(e) Action to Permit Valid Issuance of Common Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Note, Maker will take all corporate action which may, in the opinion of its counsel, be necessary in order that Maker may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

(f) Minimum Adjustment. No adjustment in the Conversion Price shall be required if such adjustment is less than 1% of the then Existing Conversion Price; provided, however, that any adjustments which by reason of this Paragraph 4(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything to the contrary notwithstanding, Maker shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Paragraph 4(f), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by Maker to its stockholders shall not be taxable.

(g) Referral of Adjustment. In any case in which this Section 4 shall require that an adjustment in the Conversion Price be made effective as of a record date for a specified event, if the Note shall have been converted after such record date Maker may elect to defer until the occurrence of such event issuing to Payee the shares, if any, issuable upon such conversion event over and above the shares, if any, issuable upon such conversion on the basis of the Conversion Price in effect prior to such adjustment; provided, however, that Maker shall deliver to Payee a due bill or other appropriate instrument evidencing Payee's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(h) Number of Shares. Upon each adjustment of the Conversion Price as a result of the calculations made in Paragraphs 4(a) through (c) above, this Note shall thereafter evidence the right to purchase, at the adjusted Conversion Price, that number of shares (calculated to the nearest one-hundredth) obtained by dividing (i) the product obtained by multiplying the number of shares issuable upon conversion of this Note prior to adjustment of the number of shares by the Conversion Price in effect prior to adjustment of the Conversion Price by (ii) the Conversion Price in effect after such adjustment of the Conversion Price.

(i) When No Adjustment Required. No adjustment need be made for a transaction referred to in Paragraphs 4(a) through (c) above if Payee is permitted to participate in the transaction on a basis no less favorable than any other party and at a level which would preserve Payee's percentage equity participation in the Common Stock upon conversion of the Note. No adjustment need be made for sales of Common Stock pursuant to any Maker plan for reinvestment of dividends or interest, the granting of options and/or the exercise of options outstanding under any of Maker's stock option plans, the exercise of any other of Maker's currently outstanding options, or any currently authorized warrants, whether or not outstanding. No adjustment need be made for a change in the par value of the Common Stock, or from par value to no par value. If the Note becomes convertible solely into cash, no adjustment need be made thereafter. Interest will not accrue on the cash.

(j) Notice of Adjustment. Whenever the Conversion Price is adjusted, Maker shall promptly mail to Payee a notice of the adjustment together with a certificate from Maker's Chief Financial Officer briefly stating (i) the facts requiring the adjustment, (ii) the adjusted Conversion Price and the manner of computing it, and the date on which such adjustment becomes effective. The certificate shall be evidence that the adjustment is correct, absent manifest error.

(k) Voluntary Reduction. Maker from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced, Maker shall mail to Payee a notice of the reduction. Maker shall mail the notice at least fifteen (15) days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Paragraphs 4(a) through (c) above. Anything to the contrary notwithstanding, this Paragraph 4(k) shall be void and of no effect if it violates the rules and/or regulations of any exchange on which the Common Stock is then listed for trading.

(l) Prohibition against Certain Reductions of Exercise Price. Anything to the contrary notwithstanding, in no event shall the Conversion Price be reduced below the par value of the Common Stock.

(m) Notice of Certain Transactions. If (i) Maker takes any action that would require an adjustment in the Conversion Price pursuant to this Section 4; or (ii) there is a liquidation or dissolution of Maker, Maker shall mail to Payee a notice stating the proposed record date for a distribution or effective date of a reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. Maker shall mail the notice at least fifteen (15) days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(n) Reorganization of Company. If Maker and/or the holders of Common Stock are parties to a merger, consolidation or a transaction in which (i) Maker transfers or leases substantially all of its assets; (ii) Maker reclassifies or changes its outstanding Common Stock; or (iii) the Common Stock is exchanged for securities, cash or other assets; the person who is the transferee or lessee of such assets or is obligated to deliver such securities, cash or other assets shall assume the obligations under this Note. If the issuer of securities deliverable upon conversion of the Note is an affiliate of the surviving, transferee or lessee corporation, that issuer shall join in such assumption. The assumption agreement shall provide that the Payee may convert the Obligations into the kind and amount of securities, cash or other assets which it would have owned immediately after the consolidation, merger, transfer, lease or exchange if it had converted the Note immediately before the effective date of the transaction. The assumption agreement shall provide for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 4. The successor company shall mail to Payee a notice briefly describing the assumption agreement. If this Paragraph applies, Paragraph 4(a) above does not apply.

5. Covenants.

Maker covenants and agrees that from and after the date hereof and until the date of repayment in full of the Obligations it shall comply with the following conditions:

(i) Maintenance of Existence and Conduct of Business. Maker shall, and shall cause each of its subsidiaries, if any, to (A) do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and rights and maintain its property; and (B) continue to conduct its business so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(ii) Books and Records. Maker shall, and shall cause each of its subsidiaries, if any, to keep adequate books and records of account with respect to its business activities.

(iii) Insurance. Maker shall, and shall cause each of its subsidiaries, if any, to maintain insurance policies insuring such risks as are customarily insured against by companies engaged in businesses and/or with property similar to those operated and/or owned or leased by Maker or any such subsidiaries, as the case may be, including but not limited to, insurance policies covering real property acceptable to Payee on which Payee is named as an additional insured. All such policies are to be carried with reputable insurance carriers and shall be in such amounts as are customarily insured against by companies with similar assets and properties engaged in a similar business.

(iv) Compliance with Law. Maker shall, and shall cause each of its subsidiaries, if any, to comply in all material respects with all federal, state, local and other laws and regulations applicable to it or any such subsidiaries, as the case may be, which, if breached, would have a material adverse effect on Maker's or any such subsidiaries', as the case may be, business or financial condition.

6. Reorganization of Maker.

If Maker is party to a merger, consolidation or a transaction in which it is not the surviving or continuing entity or transfers or leases all or substantially all of its assets, the person who is the surviving or continuing entity or is the transferee or lessee of such assets shall assume the terms of this Note and the Obligations.

7. Representations and Warranties of Maker.

Maker represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power to carry on its business as now conducted and to own its properties and assets it now owns; (ii) it is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which ownership of property or the conduct of its business requires such qualification except jurisdictions in which the failure to qualify to do business will have no material adverse effect on its business, prospects, operations, properties, assets or condition (financial or otherwise); (iii) it has full power and authority to execute and deliver this Note, and that the execution and delivery of this Note will not result in the breach of or default under, with or without the giving of notice and/or the passage of time, any other agreement, financial instrument, arrangement or indenture to which it is a party or by which it may be bound, or the violation of any law, statute, rule, decree, judgment or regulation binding upon it; (iv) it has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) (the “SEC Documents”); (v) the SEC Documents have complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (vi) as of their respective dates, Maker’s financial statements included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, such financial statements have been prepared in accordance with accounting principles generally accepted in the United States as in effect from time to time, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial condition of Maker as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments); (vii) except as set forth in the SEC Documents, Maker has not received notification from the Commission, the American Stock Exchange and/or any federal or state securities bureaus that any investigation (informal or formal), inquiry or claim is pending, threatened or in process against Maker and/or relating to any of Maker’s securities; (viii) except as set forth in the SEC Documents or as disclosed to the purchaser, there is no action, suit, proceeding, or investigation pending or currently threatened against Maker, and (ix) it has taken and will take all acts required, including but not limited to authorizing the signatory hereof on its behalf to execute this Note, so that upon the execution and delivery of this Note, it shall constitute the valid and legally binding obligation of Maker enforceable in accordance with the terms thereof.

8. Defaults and Remedies.

(a) Events of Default. The occurrence or existence of any one or more of the following events or conditions (regardless of the reasons therefor) shall constitute an "Event of Default" hereunder:

(i) Maker shall fail to make any payment of Principal or Interest when due and payable or declared due and payable pursuant to the terms hereof;

(ii) Maker shall fail at any time to be in material compliance with any of the covenants set forth in Paragraph 3(d) or Section 5 of this Note, or shall fail at any time to be in material compliance with or neglect to perform, keep or observe any of the provisions of this Note, to be complied with, performed, kept or observed by Maker and such failure shall remain uncured for a period of five (5) days after notice thereof has been given by Payee to Maker;

(iii) Any representation or warranty made in this Note by Maker shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(iv) Maker shall have received a written notice of default related to any material agreement to which it is a party, and such act of default shall remain uncured after any applicable cure period;

(v) A case or proceeding shall have been commenced against Maker or any of its subsidiaries, if any, (each a “Proceeding Company”) in a court having competent jurisdiction seeking a decree or order in respect of a Proceeding Company (A) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of a Proceeding Company, or any of its properties; or (C) ordering the winding-up or liquidation of the affairs of a Proceeding Company, and such case or proceeding shall remain unstayed or undismissed for a period of ten (10) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

(vi) A Proceeding Company shall (A) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (B) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Proceeding Company, or any of its properties.

(b) Remedies. Upon the occurrence of an Event of Default specified in Paragraph 8(a) above, all Obligations then remaining unpaid hereunder shall immediately become due and payable in full, plus interest on the unpaid portion of the Obligations at the highest rate permitted by applicable law, without notice to Maker and without presentment, demand, protest or notice of protest, all of which are hereby waived by Maker together with all reasonable costs and expenses of the collection and enforcement of this Note, including reasonable attorney's fees and expenses, all of which shall be added to the amount due under this Note. The rights, powers, privileges and remedies of Payee pursuant to the terms hereof are cumulative and not exclusive of any other rights, powers, privileges and remedies which Payee may have under this Note or any other instrument or agreement.

9. Acknowledgment of Payee's Investment Representations.

By accepting this Note, Payee acknowledges that, neither this Note nor the Common Stock have been or will be registered under the Act or qualified under any state securities laws and that the transferability thereof is restricted by the registration provisions of the Act as well as such state laws. Based upon the representations and agreements being made by it herein, this Note is being and any Common Stock will be issued to it pursuant to an exemption from such registration provided by Section 4(2) of the Act, and applicable state securities law qualification exemptions. Payee represents that it (i) is an “Accredited Investor” as that term is defined in Rule 501 (a) of Regulation D promulgated under the Act, and (ii) is acquiring this Note and will acquire any Common Stock for its own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of these securities for any particular event or circumstance, except selling, transferring or disposing of them only upon full compliance with all applicable provisions of the Act, the Securities Exchange Act of 1934, the Rules and Regulations promulgated by the Commission thereunder, and any applicable state securities laws. In addition, Payee understands and acknowledges that any routine sales of these securities made in reliance upon Rule 144 promulgated by the Commission under the Act can be effected only in the amounts set forth in and pursuant to the other terms and conditions, including applicable holding periods, of that Rule. Payee further understands and agrees that no transfer of this Note shall be valid unless made in compliance with the restrictions set forth on the front of this Note, effected on Maker's books by the registered holder hereof, in person or by an attorney duly authorized in writing, and similarly noted hereon as provided in Paragraph 11(h) below.

10. Limitation of Interest Payments.

Nothing contained in this Note or in any other agreement between Maker and Payee requires Maker to pay or Payee to accept interest in an amount that would subject Payee to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges, which may or might be characterized as interest, exceed the maximum rate permitted to be charged under the laws of the States of New Jersey, New York, Delaware, North Carolina, the United States Virgin Islands or any other state or domestic or other jurisdiction in which either Maker or Payee may be located or may conduct business. Should Payee receive any payment that is or would be in excess of that permitted to be charged under such laws, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the Principal outstanding on this Note.

11. Miscellaneous.

(a) Effect of Forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy by Payee with respect to this Note shall operate as a waiver or as an acquiescence in any default.

(b) Effect of Single or Partial Exercise of Right. No single or partial exercise of any right or remedy by Payee shall preclude any other or further exercise thereof or any exercise of any other right or remedy by Payee.

(c) Governing Law; Waiver of Right to Jury Trial; Venue. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the jurisdiction to be determined by Payee applicable to contracts made and to be performed entirely within such jurisdiction. Maker hereby waives all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Note, and agrees that any lawsuit brought to enforce or interpret the provisions of this Note shall be instituted in state or federal courts, as appropriate, in the jurisdiction to be determined by Payee, and Maker further agrees to submit to the personal jurisdiction of such court and waives any objection which it may have, based on improper venue, forum non conveniens or sufficiency of contact with the forum state, to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Paragraph 12(g) below and that service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) days after the same shall have been posted to its address. Nothing contained in this Paragraph 12(c) affects the right of Payee to serve legal process in any other manner permitted by law or affects the right of Payee to bring any action or proceeding against Maker or its property in the courts of any other jurisdiction.

(d) Headings. The headings and captions of the various sections herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

(e) Loss, Theft, Destruction or Mutilation of Note. Upon receipt by Maker of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, Maker shall make and deliver or caused to be made and delivered to Payee a new Note of like tenor in lieu of this Note.

(f) Modification of Note or Waiver of Terms Thereof Relating to Payee. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Payee and then only to the extent set forth in such writing, or shall any such modification or waiver be applicable except in the specific instance for which it is given. This Note may not be discharged orally but only in writing duly executed by Payee.

(g) Notice. All offers, acceptances, notices, requests, demands and other communications under this Note shall be in writing and, except as otherwise provided herein, shall be deemed to have been given only when delivered in person, via nationally recognized overnight courier service, via facsimile transmission if receipt thereof is confirmed by the recipient, or, if mailed, when mailed by certified or registered mail prepaid, to the parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other.

(h) Transfer. This Note shall be transferable only on the books of Maker upon delivery thereof duly endorsed by Payee or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his authority shall be produced. Upon any registration of transfer, Maker shall deliver a new Note or Notes to the person entitled thereto. Notwithstanding the foregoing, Maker shall have no obligation to cause Notes to be transferred on its books to any person if, in the opinion of counsel to Maker, such transfer does not comply with the provisions of the Act and the rules and regulations thereunder.

(i) Successors and Assigns. This Note shall be binding upon Maker, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by Payee and its successors and assigns.

(j) Severability. If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby.

(k) Gender. The use herein of the masculine pronouns or similar terms shall be deemed to include the feminine and neuter genders as well and the use of the singular pronouns shall be deemed to include the plural as well.

IN WITNESS WHEREOF, Maker has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date set forth above.

CONVERSION SERVICES INTERNATIONAL, INC.

By:
Name: Scott Newman
Title: President and Chief Executive Officer